UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of The Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): March 7, 2025

IDEANOMICS, INC.
(Exact name of registrant as specified in its charter)

Nevada	001-35561	20-1778374
(State or other jurisdiction of incorporation)	(Commission File Number)	(I.R.S Employer Identification No.)

1441 Broadway, Suite 5116
New York, NY	10018
(Address of Principal Executive Offices)	(Zip Code)

212-206-1216
(Registrant’s telephone number, including area code)

N/A
(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading Symbol(s)	Name of each exchange on which registered
None	None	None

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

Emerging growth company ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Item 2.01 Completion of Acquisition or Disposition of Assets.

As previously disclosed, on December 4, 2024, Ideanomics, Inc. (the “Company”) and certain of its subsidiaries (collectively, the “Debtors”) filed voluntary petitions (the “Bankruptcy Petitions,” and the cases commenced thereby, the “Chapter 11 Cases”) for relief under chapter 11 of title 11 of the United States Code (the “Bankruptcy Code”) in the United States Bankruptcy Court for the District of Delaware (the “Bankruptcy Court”). The Debtors have filed a motion with the Bankruptcy Court seeking joint administration of the Chapter 11 Cases under the caption “In re Ideanomics, Inc., et al.”

As previously disclosed, in connection with the Chapter 11 Cases, the Company, Wireless Advanced Vehicle Electrification LLC, Justly Holdings Inc., Justly Markets LLC, and Timios Holding Corp. (collectively with the Company, “Sellers”) entered into an asset purchase agreement, dated December 4, 2024, (as amended, the “APA”) with Tillou Management and Consulting LLC (“Purchaser”). Pursuant to the terms of the APA, Sellers agreed to sell to Purchaser all or substantially all of Sellers’ assets for a purchase price of (i) the assumption of certain liabilities of Sellers, including payment in cash of the cure costs for assumed contracts; (ii) the amount required to pay and satisfy in full in cash any encumbrances against the purchased assets that are senior to the liens of Purchaser; (iii) the amount required to pay the success fee of the Company’s financial advisor and (iv) the credit bid of the Credit Bid Amount (as defined in the APA).

On February 26, 2025, the Bankruptcy Court entered an order authorizing the Sale pursuant to Section 363 of the Bankruptcy Code (the “Sale Order”). On March 7, 2025, Sellers consummated the transactions contemplated by the APA, thereby completing the disposition of substantially all of the Debtors’ assets. The Company expects that no proceeds from the Sale will be distributed to the Company’s shareholders.

Proceeds from the Sale were used in part to repay the Sellers’ obligations under the Senior Secured Superpriority Debtor-in-Possession Loan Agreement, dated as of December 4, 2024 (the “DIP Credit Agreement”), between the Company and the other borrower thereunder with Tillou Management and Consulting LLC, as lender. Following such repayment, the DIP Credit Agreement was deemed terminated and all obligations deemed fully satisfied (other than as stated in the Sale Order).

The foregoing description of the APA does not purport to be complete and is subject to, and qualified in its entirety by the full text of the APA, a copy of which was filed as Exhibit 2.1 to the Current Report on Form 8-K that was filed by the Company with the SEC on December 6, 2024, which is incorporated herein by reference.

Item 3.03. Material Modification of Rights of Security Holders.

The information set forth under Item 2.01 of this Current Report on Form 8-K is hereby incorporated by reference herein.

Item 5.02. Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

On March 7, 2025, effective upon consummation of the Sale and transfer of the Company’s business to Purchaser, Shane McMahon resigned as a Director and Executive Chairman of the Board of the Company.

On March 7, 2025, effective upon consummation of the Sale and the transfer of the Company’s business to Purchaser, the Company terminated the employment of Ryan Jenkins, Chief Financial Officer.

The Company’s remaining business will be managed, overseen and wound down predominantly through services provided under a transition services agreement with Purchaser and by services provided by Alfred P. Poor, who retain the title of Chief Executive Officer.

Item 9.01. Financial Statements and Exhibits.
b) Pro Forma Financial Information.

The Company is currently unable to prepare pro forma financial information reflecting the transaction described in Item 2.01 of this Current Report without unreasonable effort or expense, and therefore such information is not reasonably available to the Company within the meaning of Rule 12b-21 under the Exchange Act.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

IDEANOMICS, INC.

	By:	/s/ Alfred P. Poor
Date: March 7, 2025	Name: Alfred P. Poor
Title: Chief Executive Officer